Exhibit 10.1

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked “[*]” in this document; they have been filed separately with the Commission.

Final Execution Copy

AMENDED AND RESTATED

LAUNCH SERVICES AGREEMENT

FOR THE LAUNCHING INTO

LOW EARTH ORBIT

GLOBALSTAR SATELLITES

BY THE SOYUZ LAUNCH VEHICLE

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AMENDED AND RESTATED

LAUNCH SERVICES AGREEMENT

This Amended and Restated Launch Services Agreement is entered into

BY AND BETWEEN

GLOBALSTAR, INC., hereinafter referred to as "CUSTOMER", a company duly organized and validly existing under the laws of the State of Delaware, with principal offices located at 461 South Milpitas Blvd., Milpitas, CA  95035, U.S.A.,

ON THE ONE HAND,

AND

ARIANESPACE, a company organized under the laws of France with principal offices located at Boulevard de l'Europe BP 177, 91006 EVRY-COURCOURONNES Cedex, France, hereinafter referred to as "ARIANESPACE",

ON THE OTHER HAND,

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TABLE OF CONTENTS

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TERMS AND CONDITIONS

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RECITALS

WHEREAS
CUSTOMER and ARIANESPACE entered into a Launch Services Agreement dated 5 September 2007 to launch TWENTY FOUR (24) Satellites through FOUR (4) Firm Launches, with the option to launch TWENTY FOUR (24) additional Satellites by means of the SOYUZ Launch Vehicle from the SOYUZ Launch Site in Kourou, or Baikonur, and

WHEREAS	The Parties have modified the Launch Services Agreement through Amendments #1 dated 9 July 2008 and #2 dated 24 June 2009, and

WHEREAS	The Parties wish to hereby restate the entire Launch Services Agreement as previously amended, including the terms and conditions, as set forth herein, and

WHEREAS
CUSTOMER has accepted such Launch Services, being aware of the particular risks involved in any launch operation and of the complex nature of the technologies involved, and the Parties have reached an agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

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ARTICLE 1 - DEFINITIONS

In this Amended and Restated Launch Services Agreement capitalized terms shall have the meanings set forth in this Article:

Agreement means this Amended and Restated Launch Services Agreement as defined in Article 3 hereof.

Associated Services means those supplementary launch services specified in Sub-paragraphs 4.1.2 hereof.

Associates means any individual or legal entity, whether organized under public or private law, who or which shall act, directly or indirectly, on behalf of or at the direction of either Party to this Agreement, to fulfill the obligation undertaken by such Party pursuant to this Agreement, including without limitation, any employee, officer, agent of either Party, and their respective contractors, subcontractors and suppliers at any tier.

For the purpose of the definition of Third Party and Article 14:

a)
any individual or legal entity governed by private or public law that has directed ARIANESPACE to proceed with the Launch Services or has any interest in the Launch Services, including without limitation, a legal interest in the Launch Vehicle shall be deemed to be an Associate of ARIANESPACE; and

b)
any individual or legal entity governed by private or public law that has directed CUSTOMER to proceed with the Launch Services, or has any interest in the Satellite(s) to be launched, including without limitation, insurers, any person or entity to whom CUSTOMER has sold or leased, directly or indirectly, or otherwise agreed to provide any portion of the Satellite(s) shall be deemed to be an Associate of CUSTOMER.

Base Rate means ONE (1) month LIBOR plus [*] percentage points, for any amount expressed in U.S. dollars or the ONE (1) month EURIBOR plus [*] percentage points for any amount expressed in EUROS. LIBOR and EURIBOR rates shall be as set forth in The Wall Street Journal on the effective date of payment.

Effective Date of Contract (EDC) means 5 September 2007.

Firm Launch means a Launch Services firmly ordered by the CUSTOMER at EDC, to the exclusion of any Replacement or Optional Launch.

Force Majeure means events such as but not limited to explosions, fires, earthquakes, floods, bad weather and other Acts of God, wars, whether or not declared, social uprisings, strikes or lock-outs, governmental or administrative measures (including delay, suspension or failure to act), and all other events beyond the reasonable control of a Party or its Associates that impede the execution of the obligations of such Party or its Associates and, including, but without limitation, the accomplishment of the launch of the Satellite(s) within the Launch Period, Launch Slot, Launch Day or at Launch Time, provided such events may not be overcome using efforts which may reasonably be expected of the affected Party and/or its affected Associates under the circumstances.

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Within FORTY EIGHT (48) hours of learning of the occurrence of an event of Force Majeure, the affected Party shall promptly provide written notice to the other Party of such occurrence and within SEVEN (7) days thereafter shall send to the other Party another written notice stating the date, nature, extent, anticipated duration and anticipated consequences of the occurrence.  In addition, the Party suffering the Force Majeure event shall notify the other Party the end of the Force Majeure event within TWENTY-FOUR (24) hours after such occurrence.

Intentional Ignition means the time designated by ARIANESPACE, during the launch sequence when the command to ignite is intentionally sent to any one of the motors of the Launch Vehicle for the purpose of a Launch following a planned countdown.

L  except for where otherwise provided, means the first day of the most recently agreed Launch Period or Launch Slot, or means the selected Launch Day.

Launch means the Intentional Ignition of the Launch Vehicle followed by Lift-off.

Launch Associated Payment means the Launch Services payment for each Firm or Optional Launch Services associated with the actual Launch Day.

Launch Campaign, as defined for each Firm or Optional Launch, means the period beginning from the date of arrival of individuals of CUSTOMER or its Associates or CUSTOMER Ground Support Equipment (GSE) to the Launch Site or from the date on which CUSTOMER begins autonomous operations on the Satellite, whichever is earlier, until the date on which CUSTOMER completes placement of all CUSTOMER GSE into a stand-by or storage phase condition or until the date on which all CUSTOMER GSE is removed from the Launch Site.

Launch Day means a calendar day within a Launch Slot during which a Launch is scheduled to occur.

Launch Failure means that the Satellite(s) loaded into the Launch Vehicle (i) is(are) destroyed or lost during the period extending from the instant when Intentional Ignition occurred to the instant the Satellite(s) is(are) separated from the Launch Vehicle;  or (ii) cannot be separated from the Launch Vehicle;  or (iii) is(are) destroyed or lost due to a post-separation collision of such Satellite(s) with Launch Vehicle or any part of it.

Launch Mission means the mission assigned to the Launch Vehicle as defined in Annex 1 Part 1 Chapter 2.1 to this Agreement.

Launch Opportunity means the availability to CUSTOMER of a Launch possibility within a Launch Period or Launch Slot for a Launch Mission on a Launch Vehicle in accordance with Part 1 of Annex 1 to this Agreement.

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Launch Option means the right for CUSTOMER to order from ARIANESPACE one Optional Launch in accordance with this Agreement for the launch of additional GLOBALSTAR Satellites to be performed by ARIANESPACE.

Launch Period means a period of NINETY (90) consecutive calendar days.

Launch Services means the services as set forth in Part 2 and in Part 5 of Annex 1 to this Agreement to be provided by ARIANESPACE to perform the Launch Mission.

Launch Site means the SOYUZ launch complex at the Guiana Space Center (CSG) in Kourou, French Guiana, or the SOYUZ launch complex at the Baikonur Space Center (BSC), in Baikonur, Kazakhstan, including all their facilities and equipment depending on the launch site selected by ARIANESPACE in accordance with Paragraph 4.4 of Article 4 hereof.

Launch Slot means a period of THIRTY (30) consecutive calendar days, within a Launch Period.

Launch Term means a period of time, as set forth in Paragraph 6.1 of Article 6.

Launch Termination means the time as indicated by ARIANESPACE when, subsequent to a Terminated Ignition, the launch pad is declared safe by ARIANESPACE.

Launch Time means the instant that the intentional ignition of the first stage engine(s) is scheduled to take place, as defined in hours, minutes and seconds (GMT Universal Time).

Launch Vehicle means a vehicle belonging to the SOYUZ launch vehicle family chosen by ARIANESPACE to perform the Launch Mission and defined in Part 1 of Annex 1 to this Agreement.

Lift-off means the disconnection of the lift-off plug if such event follows Intentional Ignition.

Optional Launch means Launch Services ordered by CUSTOMER from ARIANESPACE in the event of exercise of the Launch Option in accordance with Paragraph 4.3 of Article 4 of this Agreement.

Party or Parties means CUSTOMER or ARIANESPACE or both according to the context in which the term is used.

Postlaunch Services means the reports and range services as specified in Parts 2, 4 and 5 of Annex 1 to this Agreement that are to be provided to CUSTOMER by ARIANESPACE after the Launch.

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Replacement Launch means Launch Services for Satellites subject to Article 13 hereof ordered by CUSTOMER, (i) in the event of a Launch Failure and/or (ii) subsequent to a previous Launch that, for any reason whatsoever, has/have not accomplished the Launch Mission or the Satellite(s) Mission.

Satellite(s) means the satellite(s) supplied by CUSTOMER that is/are to be compatible and remain compatible with the SOYUZ Launch Vehicle and the Launch Mission, and that meets the specifications set forth in Part 3 Chapter 2 of Annex 1 to this Agreement.

Satellite Mission means the mission assigned to the Satellite(s) by CUSTOMER after separation from the Launch Vehicle.

Services means any and all services to be provided by ARIANESPACE under this Agreement.

Terminated Ignition means that following Intentional Ignition, the launch sequence is shut down before Lift-off.

Third Party means any individual or legal entity other than the Parties, and the Associates of each of the foregoing.

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ARTICLE – 2   SUBJECT OF THE AGREEMENT

The subject of this Agreement is the performance of FOUR (4) Firm Launch Services, each launching six Satellites supplied by CUSTOMER from the Launch Site for the purpose of accomplishing the Launch Mission in accordance with the terms and conditions of this Agreement plus, subject to the conditions stipulated herein, ONE (1) additional Launch Services for the Launch Option exercised by CUSTOMER.

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ARTICLE – 3   CONTRACTUAL DOCUMENTS

3.1
This Agreement consists of the following two parts which are contractually binding between the Parties: the herein Terms and Conditions and Annex 1, the Statement of Work, Rev 0 Issue 1 dated September 5th 2007, as may thereafter be amended from time to time by the Parties, which Statement of Work is incorporated by reference and made a part hereof.

3.2	In the event of any inconsistency between the Terms and Conditions and the Annex, the Terms and Conditions shall have precedence over the Annex.

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ARTICLE 4 -   ARIANESPACE'S SERVICES

4.1	ARIANESPACE shall, for the FOUR (4) Firm Launches and for the Optional Launch, if the Launch Option has been exercised by CUSTOMER, perform the Services under this Agreement including:

4.1.1	Launch Services;

4.1.2	Associated Services: subject to any further additional orders of CUSTOMER, one or more of the services as set forth in Part 6 of Annex 1 to this	Agreement.

4.2
Launch Services for each Firm and/or Optional Launch, except for Postlaunch Services, shall be deemed to be completed by ARIANESPACE upon Lift-off or upon Launch Failure. ARIANESPACE shall not assume any further liability for said Launch Services, except as expressly provided in this Agreement. In the event that, for any reason whatsoever, a Terminated Ignition occurs followed by Launch Termination, ARIANESPACE shall postpone the Launch in accordance with the conditions set forth in Article 11 of this Agreement.

4.3	Launch Option

ARIANESPACE undertakes to maintain ONE (1) Launch Option available to CUSTOMER and to be exercised by CUSTOMER in accordance with the terms of Article 6 and subject to the conditions below.

ARIANESPACE shall be obligated for:

(i)	ONE (1) Optional Launch in addition to the FOUR (4) Firm Launches if no Launch Failure has occurred and/or no failure to accomplish the Satellite Mission or the Launch Mission has occurred;

or

(ii)
ONE (1) Optional Launch in addition to the FOUR (4) Firm Launches and ONE (1) Replacement Launch in case of one Launch Failure or one failure to the Satellite Mission or to the Launch Mission has occurred.

For sake of clarity, ARIANESPACE shall not be obligated to CUSTOMER for any Optional Launch in case of two or more Launch Failure(s) and/or failure(s) to accomplish the Satellite Mission or the Launch Mission.

4.4	Launch Site Selection

The Launch Site for the FOUR (4) Firm Launches shall be the SOYUZ launch complex at the Baikonur Space Center (BSC), in Baikonur, Kazakhstan.

ARIANESPACE shall inform CUSTOMER of the Launch Site selected for the Optional Launch, if any, by written notice to be received no later than TWELVE (12) months prior to the first day of the associated Launch Period as defined in accordance with Article 6 herein.

It is hereby mutually understood by the Parties that none of the Firm Launches or the Optional Launch provided under this Agreement shall be performed on the first Soyuz to be launched from CSG.

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ARTICLE 5 - CUSTOMER'S COMMITMENTS

5.1
CUSTOMER shall fulfill the technical commitments set forth in Part 3 of Annex 1 to this Agreement including, without limitation, delivery of the Satellite(s) to the Launch Site  within the time limits consistent with the launch schedule set forth herein.

5.2	CUSTOMER shall promptly notify ARIANESPACE in writing of any event that may cause a delay to L.

5.3
CUSTOMER will have the possibility to exercise the Launch Option under sub-paragraph 4.3 of Article 4 of this Agreement, in addition to the TWENTY-FOUR (24) CUSTOMER Satellites to be launched through the FOUR (4) Firm Launches under this Agreement.

Notwithstanding the above ARIANESPACE releases CUSTOMER from the above commitment in the following cases:

(i)
ARIANESPACE becomes bankrupt or insolvent or has a receiving order made against it, or takes the benefit of any status or legislation related to bankruptcy or insolvent debtors, or if an order is made or resolution passed for the winding-up of ARIANESPACE;  or

(ii)
If, following a CUSTOMER request for a single Launch Period in accordance with sub-paragraph 6.2.2, the first day of the nearest available Launch Period proposed by ARIANESPACE is more than TWELVE (12) months later than the first day of the Launch Period requested by CUSTOMER.

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ARTICLE 6 - LAUNCH SCHEDULE

6.1	Launch Term

The FOUR (4) Firm Launches shall take place during the term from EDC + TWENTY-SEVEN (27) months up to March 31, 2011.

The Optional Launch shall be available to CUSTOMER during the term extending from April 01, 2010 up to and including December 31, 2013.

6.2	Launch Period

6.2.1	Firm Launches

The Launch Period for Firm Launches N° 1, 2, 3 and 4, shall be established within the above Launch Term.

(A)	Firm Launch N° 1

(i) CUSTOMER shall notify ARIANESPACE by written notice to be received no later than THIRTEEN (13) months prior to the first day of the Launch Period desired by CUSTOMER for the corresponding Firm Launch N°1, being further agreed that the such Launch Period shall not be earlier than the provisional Launch Period defined in sub-paragraph (A)(ii) hereinafter.

Within ONE (1) month of receipt of CUSTOMER’s notice, ARIANESPACE shall inform CUSTOMER whether a Launch Opportunity exists within the desired Launch Period at CSG and if not will allocate the nearest subsequent Launch Period within which a Launch Opportunity exists and reserve the same Launch Period at BSC.

(ii)For the purpose of Article 10 and Article 18, the first day of the provisional Launch Period of Firm Launch N°1 is January 05, 2010.

B)	Firm Launches N° 2, 3 and 4

(i) For each of the Firm Launches N° 2 and 3 and 4, CUSTOMER shall notify ARIANESPACE by written notice to be received no later than TWELVE (12) months prior to the first day of the Launch Period desired by CUSTOMER for the corresponding Firm Launch, being further agreed that such Launch Periods shall not be earlier than the respective provisional Launch Periods defined in sub-paragraph (B) (ii) hereinafter.

Within ONE (1) month of receipt of CUSTOMER’s notice, ARIANESPACE shall inform CUSTOMER whether a Launch Opportunity exists within the desired Launch Period at CSG and if not will allocate the nearest subsequent Launch Period within which a Launch Opportunity exists and reserve the same Launch Period at BSC.

(ii) For the purpose of Article 10 and Article 18:

•	The provisional Launch Periods for Firm Launches N°2, 3 and 4 shall be as follows:

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-	The first day of the provisional Launch Period for Firm Launch N°2 is April 05, 2010;

-	The first day of the provisional Launch Period for Firm Launch N°3 is June 05, 2010; and

-	The first day of the provisional Launch Period for Firm Launch N°4 is August 05, 2010.

(iii) CUSTOMER may request ARIANESPACE to allocate up to THREE (3) Launch Periods after the Firm Launch N°1 Launch Period, enabling  back-to-back Launch Campaigns, being agreed that the minimum period of time between any two launches shall not be less than 45 days. Such request shall be made concurrent with the Launch Period requested under Section (A) above.

ARIANESPACE shall then either allocate the requested Launch Periods or, depending on its available Launch Opportunities allocate CUSTOMER the nearest series of FOUR (4) successive Launch Periods.

6.2.2	Optional Launch

The Launch Period for the Optional Launch, if any, shall be established within the Launch Term defined in Sub-paragraph 6.1 of Article 6 of this Agreement.

(i)
CUSTOMER shall notify ARIANESPACE by written notice to be received no later than TWELVE (12) months prior to the first day of the Launch Period desired by CUSTOMER for the Optional Launch, being further agreed that such Launch Period shall not be earlier than the provisional Launch Period defined in sub-paragraph (ii) hereinafter.

Within ONE (1) month of receipt of CUSTOMER’s notice, ARIANESPACE shall inform CUSTOMER whether a Launch Opportunity exists within the desired Launch Period.

(ii)
For the purpose of Article 10 and Article 18, the provisional Launch Period for the Optional Launch shall be defined at option exercise. The first day of the provisional Launch Period shall not be earlier than EIGHTEEN (18) months following option exercise.

6.3
Taking into account available Launch Opportunities, the Launch Slot within the Launch Period shall be determined by mutual agreement of the Parties no later than SIX (6) months prior to the first day of the Launch Period.

6.4
Based on a proposal made by ARIANESPACE, by mutual agreement of the Parties, the Launch Day within the Launch Slot shall be determined, no later than THREE months prior to the first day of the Launch Slot.

6.5
In the event that, for any reason whatsoever, the Parties fail to agree upon the Launch Slot within the Launch Period or the Launch Day, ARIANESPACE shall determine said Launch Slot or the Launch Day, taking into account the available Launch Opportunities, and the requirements and respective interests of the Parties.

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ARTICLE 7 -   COORDINATION BETWEEN ARIANESPACE AND CUSTOMER

7.1	CUSTOMER and ARIANESPACE shall each designate a program director ("Program Director") no later than ONE (1) month following EDC.

7.2	The Program Directors shall supervise and coordinate the performance of the Services and the technical commitments of the respective Parties within the Launch Services schedule set forth herein.

7.3
Each Program Director shall have sufficient powers to be able to settle any technical issues that may arise during the performance of this Agreement, as well as any day-to-day management issues.  Should the Program Directors have unresolved technical issues, such issues will be escalated to the respective senior technical management of the Parties. Should the Program Directors have unresolved programmatic issues, such issues will be escalated to the respective senior management of the Parties.

7.4	A Party may replace its Program Director by prior written notice to the other Party, signed by an authorized official, indicating the effective date of designation of the new Program Director.

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ARTICLE 8 -   REMUNERATION

8.1	The remuneration to ARIANESPACE for the provision of Launch Services is a firm fixed price, as follows:

A	For the Firm Launch Services:

The Price for Launch Services for the SOYUZ Firm Launches, each of SIX (6) Satellites is as follows:

(i)	For each of the three first Firm Launches:

FIFTY TWO MILLION FIVE HUNDRED THOUSAND United States Dollars (US$ 52,500,000).

(ii)	For the fourth Firm Launch:

FIFTY EIGHT MILLION FIVE HUNDRED THOUSAND United States Dollars (US$ 58,500,000).

It is acknowledged by the Parties that, for the Firm Launches from the Baikonur Launch Site, each Firm Launch and related Launch Services shall be increased by [*], subject to a contractual cap at [*] United States Dollars (US$ [*]), and said US$ [*] is included in the above-identified Price of US$ 58,500,000 for the fourth Firm Launch.

B	For the Optional Launch Services:

(i)	The firm fixed price of the Optional Launch Services exercised by CUSTOMER for a Launch to take place on or prior to 31 December 2010 is:
[*].

(ii)	The price of the Optional Launch Services exercised by CUSTOMER for a Launch to take place on or after 1 January 2011 up to and including 31 December 2013, shall be as follows:

[*], as escalated as set forth in paragraph 8.2.

(iii)	The price and terms and conditions applicable to the Optional Launch Services requested by CUSTOMER for a Launch to occur after 31 December 2013, shall be negotiated in good faith by the Parties.

8.2
With respect to Articles 10 and 18, and for the Optional Launch, it is agreed that the Launch Services prices as set forth in Sub-paragraph 8.1(B) (ii) and the prices for Associated Services shall be escalated, prorata, on a quarterly basis from 1 January 2011 to L* (L* being the first day of the provisional Launch Period selected at Optional Launch exercise) by an escalation rate of [*]% per quarter. Said escalation rate is provisional.

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A final escalation rate will be determined at Launch Day minus ONE (1) month.

The final escalation rate will be a weighted average calculated as follows:

•	50% on a Western European producer price growth index,

•	25% on a worldwide steel price growth index,

•	25% on a Russian labor cost growth index.

The above indices will be initially selected within THIRTY (30) days of EDC by mutual agreement of the Parties. If a selected index is no longer available or appropriate at the time of calculation of the final escalation rate for the Optional Launch, Parties will select by mutual agreement the best available replacement index.

The Launch Services prices as set forth in 8.1(B)(ii) and the prices for Associated Services will be recalculated, using the final escalation rate, prorata, on a quarterly basis from 1 January 2011 to L* (L* being the first day of the provisional Launch Period selected at Optional Launch exercise).

Notwithstanding the calculated value of the final escalation rate, the maximum rate applicable shall not exceed [*]% per quarter and the minimum rate applicable shall not be less than [*]% per quarter.

Any price differentials will be reconciled in the Launch Associated Payment.

8.3
All prices, expenses, and charges set forth in this Agreement shall be free from any and all taxes and other duties of any country where the Services or work are performed.  For the sake of clarification, ARIANESPACE shall be responsible for all taxes or duties of any French tax authority or the authority of any country where Services or work are performed by ARIANESPACE and/or its suppliers.

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ARTICLE 9 -   RESERVED

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ARTICLE 10 -   PAYMENT FOR SERVICES

10.1	Payment of the remuneration under Paragraph 8.1 of Article 8 of this Agreement shall be made in accordance with the following payment schedule:

10.1.1 For each Firm Launch Services:

DUE DATE	Total amount in US$ for each Firm Launch referred in the sub-paragraph 8.1 (A) of Article 8 of this Agreement
EDC	[*]
EDC + 6 months	[*]
EDC + 12 months	[*]
L* - 9 months	[*]
L* - 6 months	[*]
L* - 3 months	[*]
Launch Associated Payment	[*] [*]
Total	52 500 000 for Launch 1, 2 and 3 58 500 000 for Launch 4

Where

L* means the first day of the provisional Launch Period as applicable to each respective Firm Launch and as defined in accordance with sub-paragraph 6.2.1 (A) (ii) or 6.2.1 (B) (ii) of Article 6 of this Agreement whichever is relevant. Except as set forth in Paragraph 11.4 of Article 11, L* is fixed for the duration of this Agreement.

The Launch Associated Payment shall be made at L+1 week (L being the actual Launch Day) for any Firm Launch for which a subsequent Firm Launch remains to be performed or if the Optional Launch is already exercised.

The Launch Associated Payment related to a Firm Launch for which there is no subsequent Firm Launch remaining to be performed or if the Optional Launch is not already exercised, shall be made at L – 1 week (L being the actual Launch Day for the said Launch).

If the last contracted Launch under this Agreement is delayed by ARIANESPACE by more than THIRTY (30) days after the Launch Associated Payment is made by CUSTOMER, ARIANESPACE shall immediately return said Launch Associated Payment if so requested by CUSTOMER. Said Launch Associated Payment shall remain due and payable to ARIANESPACE at L-1 week in accordance with the newly established Launch Day.

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10.1.2 For the Optional Launch Services:

DUE DATE	Percentage of the Launch Services Price for the Optional Launch referred in the sub-paragraph 8.1 (B) of Article 8 of this Agreement
Optional Launch Date of Exercise	[*]%
L* - 18 months	[*]%
L* - 15 months	[*]%
L* - 12 months	[*]%
L* - 9 months	[*]%
L* - 6 months	[*]%
L* - 3 months	[*]%
Launch Associated Payment	[*]%
TOTAL	100%

Where

L* means the first day of the provisional Launch Period as applicable to the Optional Launch and as defined in accordance with sub-paragraph 6.2.2 of Article 6 of this Agreement.  Except as set forth in Paragraph 11.4 of Article 11, once defined at exercise of the Launch Option, L* is fixed for the duration of this Agreement.

The Launch Associated Payment shall be made at L – 1 week (L being the actual Launch Day of the Optional Launch).

If the exercised Optional Launch under this Agreement is delayed by ARIANESPACE by more than THIRTY (30) days after the Launch Associated Payment is made by CUSTOMER, ARIANESPACE shall immediately return said Launch Associated Payment if so requested by CUSTOMER. Said Launch Associated Payment shall remain due and payable to ARIANESPACE at L-1 week in accordance with the newly established Launch Day.

10.2	Payment for Associated Services

10.2.1	Payment for Associated Services ordered by CUSTOMER under Part 6 of Annex 1 to this Agreement, for which a firm fixed price has been established, shall be due as of the date set forth in said Annex.

10.2.2
Payment for Associated Services ordered by CUSTOMER under Part 6 of Annex 1 to this Agreement, for which no total firm fixed price can be determined in advance, shall be due on the date on which CUSTOMER terminates use of the relevant Associated Services.

With respect to the above, payment terms shall be as set forth below in Sub-paragraph 10.3 of Article 10 of this Agreement.

10.3	Terms and Conditions of Payment/ARIANESPACE's Invoices

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10.3.1
Where this Agreement determines a precise payment date, payment has to be made at such date or within THIRTY (30) days from receipt of ARIANESPACE's corresponding invoice, whichever is later, except for the first payment provided under this Agreement, for which invoice will be presented and paid within FIVE (5) business days following EDC.

10.3.2
Where the Agreement does not determine a precise payment date, payment has to be made at the date when payment becomes due or within THIRTY (30) days of receipt of ARIANESPACE corresponding invoice, whichever is later.

10.3.3	ARIANESPACE invoices shall be sent by electronic mail to:

[*]

With confirming electronic mail to:

[*]

The method for calculating the amount of each invoice shall be shown clearly.

10.3.4	Payments shall be made to the account designated on the relevant invoice by electronic bank transfer, without charge to ARIANESPACE. A notice of such payment shall be sent to ARIANESPACE.

Payment shall be effective as of the date on which the amount of the ARIANESPACE invoice is credited for value to the designated ARIANESPACE’s account.

10.3.5
CUSTOMER's payments shall be in the amounts invoiced by ARIANESPACE, and shall be made net, free and clear of any and all taxes, duties, or withholdings that may be imposed in the Country of CUSTOMER and the Country from which they are paid so that ARIANESPACE receives each such payment in its entirety as if no such tax, duty, or withholding had been made.

10.4	Late Payment

In the event of late payment, CUSTOMER shall pay ARIANESPACE interest on payment due at the Base Rate starting from the fourth delinquent day up to and including the date payment is made. The computation of interest for late payments shall be made on the basis of THREE HUNDRED SIXTY (360) days and actual days elapsed. In the event of late payment and within SIXTY (60) days of such late payment, ARIANESPACE shall invoice CUSTOMER for interest on such late payment. CUSTOMER shall pay such invoice within FIVE (5) days of receipt.

In the event of non payment, after THIRTY (30) days ARIANESPACE shall be entitled to suspend any and all of its activities in preparation for the Launch Services and to reschedule the Launch Services under Sub-paragraph 11.3.3 of Article 11 of this Agreement provided that ARIANESPACE shall have notified CUSTOMER of its failure to comply with its payment obligation at least FIFTEEN (15) days prior to such suspension and rescheduling.

Notwithstanding the above, during any period of non payment of the Launch Associated Payment related to the last contracted Launch under this Agreement, ARIANESPACE shall be entitled to suspend any and all of its activities in preparation for the Launch Services and to reschedule the Launch Services under Sub-paragraph 11.3.3 of Article 11 of this Agreement, provided that ARIANESPACE shall have notified CUSTOMER of its failure to comply with its payment obligation at least two (2) days prior to such suspension and rescheduling and shall give CUSTOMER opportunity to make payment to avoid the suspension.

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Any late payment period in excess of SIXTY (60) days shall constitute CUSTOMER’S material breach of this Agreement and ARIANESPACE shall be entitled to terminate the concerned Launch Services pursuant to the provisions of Article 19.

10.5	Waiver of Deferral, Withholding or Set-off

Unless otherwise specified in this Agreement or agreed to by the Parties, CUSTOMER irrevocably waives any right to defer, withhold, or set-off by counterclaim or other legal or equitable claim, all or any part of any payment under this Agreement for any reason whatsoever. All payments due under this Agreement shall be made in their entirety and on the dates specified in this Agreement.

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ARTICLE 11 -   LAUNCH POSTPONEMENTS

11.1
Each postponement of the Launch Period, the Launch Slot, the Launch Day or the Launch Time, for whatever reason, shall, for each particular Firm and/or Optional Launch under this Agreement, be governed solely by the terms and conditions provided in this Article 11. The Parties hereto expressly waive, renounce, and exclude any and all rights and remedies that may arise at law or in equity with respect to postponements that are not stated in this Article 11 or elsewhere in this Agreement, including but not limited to any right to seek consequential, special, incidental or punitive damages.

11.2	Postponements requested by CUSTOMER

11.2.1
CUSTOMER shall have the right for any reason whatsoever, at any time, to postpone the Launch Period and, once determined, the Launch Slot or the Launch Day. The CUSTOMER's written notice for postponement shall indicate the new requested (i) Launch Period, or (ii) Launch Slot, or (ii) Launch Day, as the case may be.

CUSTOMER shall not be liable for postponement fees or liquidated damages should CUSTOMER decide to postpone either a Launch Period, a Launch Slot or a Launch Day.

Notwithstanding the above, and with the exception of Force Majeure events, it is agreed by the Parties that in the event CUSTOMER requests a postponement in excess of SIXTY (60) consecutive days to the then applicable Launch Day for a particular Launch and such postponement request is made:

(i)	after the start of the related Launch Campaign, or

(ii)	within an intermediate period not exceeding FIFTEEN (15) days separating the last day of the most recently completed Launch Campaign and the scheduled first day of the related Launch Campaign,

then, CUSTOMER shall indemnify ARIANESPACE for the direct additional costs (to the exclusion of incidental and consequential damages, including but not limited to loss of revenue and loss of business) sustained by the ARIANESPACE and its contractors resulting from said Launch Day postponement with respect to the related Launch Campaign and the subsequent back-to-back Launch Campaign. The period of time between the last day of the related Launch Campaign and the scheduled first day of the subsequent back-to-back Launch Campaign shall not exceed FIFTEEN (15) days.

The indemnification by CUSTOMER of such direct additional costs in compliance with the terms and conditions above shall be capped at [*] United States Dollars (US$ [*]) in total covering the related Launch Campaign and its subsequent back-to-back Launch Campaign.

The Parties hereby agree to control and limit as much as possible those additional costs.

Commercial in Confidence

11.2.1.1
If the CUSTOMER's written request relates to a Launch Period or a Launch Slot postponement, within ONE (1) week of receipt of such request, ARIANESPACE shall inform CUSTOMER whether a Launch Opportunity exists within the Launch Period, or within the Launch Slot requested, or will propose a new Launch Period or Launch Slot. CUSTOMER shall have FIFTEEN (15) days following receipt of ARIANESPACE's proposal to consent thereto in writing. In the event ARIANESPACE’s counterproposal is not acceptable to CUSTOMER, the Parties shall mutually agree within the TWO (2) following weeks to an alternative Launch Opportunity as near as possible to CUSTOMER’s request.

11.2.1.2
If the CUSTOMER's written request relates to a Launch Day postponement, the choice of a new Launch Day shall be made by mutual agreement of the Parties, taking into account the technical needs and interests of CUSTOMER and of ARIANESPACE, the time necessary for the revalidation of the launch assembly complex consisting of the SOYUZ Launch Vehicle, the Launch Site, and the payload preparation assembly (EPCU), and meteorological forecasts.

11.2.1.3
Notwithstanding the terms of 11.2.1 CUSTOMER can stop the final countdown sequence until Launch Time – 20 seconds. In the event that CUSTOMER has requested such postponement and technical reasons, including, without limitation, meteorological reasons preventing ARIANESPACE from performing the considered Launch on the Launch Day, the postponement shall be considered to be a postponement of the Launch Day.

In the event that any Firm Launch is postponed by CUSTOMER beyond 31 December 2011, the related Launch Associated Payment and Associated Services prices related to services yet to be performed shall be escalated by [*] per quarter from 01 January 2011 and pro rata to the revised Launch Day.

11.2.1.4
In the event that the aggregate duration of postponements requested by CUSTOMER for the Optional Launch exceeds TWELVE (12) months, the related Launch Associated Payment and Associated Services prices for services yet to be performed shall be escalated by [*] per quarter, starting from the first day of the Launch Period established in accordance with Sub-paragraph 6.2.2(i) of Article 6 under this Agreement and pro rata to the revised Launch Day.

11.3	Launch postponement requested by ARIANESPACE

ARIANESPACE shall not be liable for postponement fees or liquidated damages should ARIANESPACE decide to postpone either a Launch Period, a Launch Slot or a Launch Day.

Notwithstanding the above, and with the exception of Force Majeure events, it is agreed by the Parties that in the event ARIANESPACE requests a postponement in excess of SIXTY (60) consecutive days to the then applicable Launch Day for a particular Launch and such postponement request is made:

(i)           after the start of the related Launch Campaign, or

Commercial in Confidence

(ii)	within an intermediate period not exceeding FIFTEEN (15) days separating the last day of the most recently completed Launch Campaign and the scheduled first day of the related Launch Campaign,

then, ARIANESPACE shall indemnify CUSTOMER for the direct additional costs (to the exclusion of incidental and consequential damages, including but not limited to loss of revenue and loss of business) sustained by the CUSTOMER and its contractors resulting from said Launch Day postponement with respect to the related Launch Campaign and the subsequent back-to-back Launch Campaign. The period of time between the last day of the related Launch Campaign and the scheduled first day of the subsequent back-to-back Launch Campaign shall not exceed FIFTEEN (15) days.

The indemnification by ARIANESPACE of such direct additional costs in compliance with the terms and conditions above shall be capped at [*] in total covering the related Launch Campaign and its subsequent back-to-back Launch Campaign.

The Parties hereby agree to control and limit as much as possible those additional costs.

11.3.1	ARIANESPACE shall have the right to postpone the Launch Period and when determined, the Launch Slot or the Launch Day for the following reasons:

a)	ARIANESPACE or its Associates encounter technical problems that prevent the Launch and/or the Launch Mission from taking place under satisfactory conditions of safety or reliability.

b)	ARIANESPACE is requested to perform a replacement launch or to launch scientific satellite(s) whose missions may be degraded in the event of postponement.

c)	ARIANESPACE postpones another contracted launch having an earlier Launch Period or Launch Slot than CUSTOMER's Satellite(s).

11.3.2	The Parties shall determine by mutual agreement a new Launch Period and/or a new Launch Slot as near as possible to the postponed one in accordance with the following criteria:

-	Launch Opportunities;

-	launch rank of Customer's Firm Launch or Optional Launch;

The Launch Day and the Launch Time within the new Launch Slot shall be determined by ARIANESPACE according to the technical constraints of ARIANESPACE and CUSTOMER and their respective interests.

11.3.3
Any postponement by ARIANESPACE of the Launch Period, Launch Slot or Launch Day due to CUSTOMER's non-fulfillment of its obligations under this Agreement shall be considered to be requested by CUSTOMER in accordance with Paragraph 11.2 above as of the date of ARIANESPACE's decision to postpone the launch.

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11.4	Any postponement provided for in this Article 11 shall not modify the payment schedule set forth in Paragraph 10.1 of Article 10 of this Agreement.

Notwithstanding the above, in the event of any postponement requested by ARIANESPACE to the first day of the Launch Period or Launch Slot or to the Launch Day, as defined in accordance with sub-paragraph 6.2.1(A)(i), 6.2.1(B)(i), 6.3, 6.4 and 6.5 of Article 6 of this Agreement in excess of ONE HUNDRED FIFTY (150) days in respect to the Launch Period, NINETY (90) days in respect to the Launch Slot or SIXTY (60) days in respect to the Launch Day, and excluding postponements resulting from the occurrence of Force Majeure, the Parties shall meet in good faith to adjust accordingly the L* applicable to the payment plan set forth in Article 10.1.

Commercial in Confidence

ARTICLE 12 -  RIGHT OF OWNERSHIP AND CUSTODY

12.1
The obligations of ARIANESPACE under this Agreement are strictly limited to the Services, and CUSTOMER acknowledges and agrees that at no time shall it have any right of ownership of, any other right in, or title to, the property that ARIANESPACE shall use in connection with the Launch Services, or shall place at CUSTOMER's disposal for the purpose of this Agreement, including, without limitation, the Launch Vehicle and the Launch Site of ARIANESPACE. Said property shall at all times be considered to be the sole property of ARIANESPACE.

12.2
ARIANESPACE acknowledges and agrees that at no time shall it have any right of ownership, or any other right in, or title to, the property that CUSTOMER shall use for the Launch Services and the interface tests, including, without limitation, the Satellites and all equipment, devices and software to be provided by CUSTOMER on the Launch Site. Said property shall at all times be considered to be the sole property of CUSTOMER.

12.3	At all times during the performance by the Parties of this Agreement, each Party shall be deemed to have full custody and possession of its own property.

Commercial in Confidence

ARTICLE 13 -  REPLACEMENT LAUNCH

13.1	Terms

13.1.1
For the Firm Launches and the Optional Launch, if any, CUSTOMER is entitled to request a Replacement Launch from ARIANESPACE subject to the conditions set forth in this Article 13. Any and all other rights and remedies of CUSTOMER are excluded whatever their nature.

It is hereby acknowledged by the Parties that CUSTOMER shall be entitled to a limited number of Replacement Launches, such that the maximum number of Launches provided by ARIANESPACE under this Agreement, together with said Replacement Launches, equals to SIX (6), including the FOUR (4) Firm Launches and the Optional Launch if any.

13.1.2
CUSTOMER shall be entitled to have a Launch Slot for a Replacement Launch allocated to it by ARIANESPACE within TWELVE (12) months following the month ARIANESPACE has received a written request for Replacement Launch. Should CUSTOMER request a Launch Period beyond such TWELVE (12) month period, ARIANESPACE shall allocate the nearest Launch Opportunity, provided however that in no way shall the Launch Period requested by CUSTOMER extend beyond the THIRTY SIX (36) month period following the date of request for a Replacement Launch.

13.1.3
The written request for a Replacement Launch shall be received by ARIANESPACE no later than the last day of the sixth full calendar month following the month in which the cause of the Launch Failure or the cause of the failure of either the Launch Mission or the Satellite(s) Mission has/have been established, but in no event later than, in the case of a Satellite(s) Mission failure, TWENTY-SEVEN (27) months following the date of Launch.

The written request for a Replacement Launch shall indicate the Launch Period requested by CUSTOMER within one of the periods specified in Sub-paragraph 13.1.2 above. It is understood that the replacement Satellites and all equipment, devices and software to be made available by CUSTOMER on the Launch Site in order to make the replacement Satellites ready for launch shall be made available to ARIANESPACE pursuant to the schedule of Part 3 of Annex 1 to this Agreement.

13.1.4
ARIANESPACE shall inform CUSTOMER, within the month following receipt of CUSTOMER's request for a Replacement Launch, whether or not a Launch Opportunity exists within the requested Launch Period and, in any event, shall allocate a Launch Slot to CUSTOMER, the first day of which shall be before the expiration of the TWELVE (12) calendar month period specified in Sub-paragraph 13.1.2 of Article 13 of this Agreement if the Launch Period requested by CUSTOMER is within that TWELVE (12) month period; otherwise ARIANESPACE shall allocate to CUSTOMER the nearest existing Launch Opportunity. The date allocated shall not begin earlier than the first day of the Launch Period requested by CUSTOMER.

13.1.5	The replacement Satellites shall be in accordance with the interface control document (DCI) governing CUSTOMER's Satellites.

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13.1.6	For any Replacement Launch, ARIANESPACE shall perform Launch Services which are equivalent to those documented in Annex 1 for Optional Launches.

13.2	General Conditions

The remuneration for the Replacement Launch Services and any Associated Services shall be consistent with remuneration for the Optional Launch under Article 8 of this Agreement and including any charges incurred by ARIANESPACE for modification of equipment associated with the Launch Vehicle designated for the Replacement Launch.

The Replacement Launch shall either be performed under an amendment to this Agreement, or form the subject of a separate launch services agreement substantially in the form of this Agreement.

Commercial in Confidence

ARTICLE 14 -  ALLOCATION OF POTENTIAL LIABILITIES AND RISKS

14.1	Allocation of Risks for loss, damage or bodily injury (including death) caused by one Party and/or its Associates to the Other Party and/or its Associates.

14.1.1
Due to the particular nature of the Services, the Parties agree that any liability of ARIANESPACE or of CUSTOMER arising from the defective, late, or non-performance of ARIANESPACE's Services and CUSTOMER's technical obligations under this Agreement is, in all circumstances, including termination of this Agreement, in whole or in part, or a Launch Service under this Agreement, strictly limited to the liability expressly provided for in this Agreement. Except as provided in this Agreement, the Parties hereto expressly waive, renounce, and exclude any and all rights and remedies that may arise at law or in equity with respect to the Services, including but not limited to any right to seek consequential, special, incidental or punitive damages.

14.1.2
Each Party shall bear any and all loss of or damage to property and any bodily injury (including death) and all consequences, whether direct or indirect, of such loss, damage or bodily injury (including death), and/or of a Launch Mission failure and/or of a Satellite Mission failure, which it or its Associates may sustain, directly or indirectly, arising out of or relating to this Agreement or the performance of this Agreement. Each Party irrevocably agrees to be bound by a no-fault, no-subrogation, inter-party waiver of liability and indemnity for such loss or damage or bodily injury (including death) and such consequences, and waives the right to make any claims or to initiate any proceedings whether judicial, arbitral, or administrative on account of any such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure against the other Party or that other Party's Associates arising out of or relating to this Agreement for any reason whatsoever.

The provisions above exclude, without limitation, any liability of ARIANESPACE or its Associates for any loss or damages to CUSTOMER or its Associates, resulting from the intentional destruction of the Launch Vehicle and the Satellite in furtherance of launch range safety measures.

Each Party agrees to bear the financial and any other consequences of such loss, damage or bodily injury (including death) and/or of a Launch Mission failure and/or a Satellite Mission failure which it or its Associates may sustain, without recourse to the other Party or the other Party's Associates.

If a Party maintains insurance to protect itself against any of the risks indemnified in this Article 14.1, and including insurance policies to be procured by ARIANESPACE pursuant to Article 15, that Party shall cause its insurers covering such risks to waive rights of subrogation against the other Party and against the Associates of each Party.  Each Party shall require its Associates to secure identical waivers of subrogation rights from their respective insurers, as provided in Article 14.3.

Commercial in Confidence

14.1.3
In the event that one or more Associates of a Party shall proceed against the other Party and/or that Party's Associates as a result of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure, the first Party shall indemnify, hold harmless, dispose of any claim, and defend, when not contrary to the governing rules of procedure, the other Party and/or its Associates, as the case may be, from any liability, cost or expense, including attorneys' fees, on account of such loss, damage or bodily injury (including death) and/or Launch Mission failure and/or Satellite Mission failure, and shall pay all costs and expenses and satisfy all judgments and awards which may imposed on or rendered against that other Party and or its Associates.

14.2	RESERVED.

14.3	Indemnification.

Each Party shall take all necessary and reasonable steps to prevent or cause the withdrawal of claims for property loss or damage or bodily injury (including death) by any Associate(s) involved in Launch Services activities. Each Party shall require its Associate(s) to agree to a no-fault, no-subrogation, inter-party waiver of liability and indemnity for such loss or damage or bodily injury (including death) that its Associates sustain, identical to the Parties' respective undertakings under this Article 14.

14.4	Liability for Property Loss or Damages and Bodily Injury Suffered by Third Parties.

14.4.1
Without prejudice to Article 15, each Party shall be solely and entirely liable for all property loss or damage or bodily injury (including death) sustained, whether directly or indirectly, by any Third Party, which is caused by such Party or its Associates arising out of or relating to the performance of this Agreement.

14.4.2
In the event of any proceeding, whether judicial, arbitral, administrative or otherwise, by a Third Party against one of the Parties or its Associates on account of any property loss or damage or bodily injury (including death), caused by the other Party, its property or its Associates or its (their) property, whether directly or indirectly, the latter Party shall indemnify and hold harmless the former Party and/or the former Party's Associates, as the case may be, and shall advance any funds necessary to defend their interests.

14.5	Infringement of Intellectual Property Rights of Third Parties.

14.5.1
ARIANESPACE shall indemnify and hold CUSTOMER harmless with respect to any and all claims resulting from an infringement or claim of infringement of patent rights or any other intellectual property rights of any Third Party which may arise from CUSTOMER's use of ARIANESPACE's Services, including, without limitation, the use of any and all products, processes, articles of manufacture, supporting equipment, facilities, and services by ARIANESPACE in connection with said Services; provided however, that this indemnification shall not apply to an infringement of rights as set forth above that have been mainly caused by an infringement of a right of a Third Party for which CUSTOMER is liable pursuant to Sub-paragraph 14.5.2 of Article 14 of this Agreement.

14.5.2
CUSTOMER shall indemnify and hold ARIANESPACE harmless with respect to any and all claims resulting from an infringement or claim of infringement of the patent rights or any other intellectual property rights of any Third Party arising out of or relating to CUSTOMER and its Associates with respect to the design or manufacture of the Satellite, or ARIANESPACE's compliance with specifications furnished by CUSTOMER with respect to the Launch Mission and the Satellite Mission.

Commercial in Confidence

14.5.3	The rights to indemnification provided hereunder shall be subject to the following conditions:

14.5.3.1
The Party seeking indemnification shall promptly advise the other Party of the filing of any suit, or of any written or oral claim against it, alleging an infringement of any Third Party's rights, which it may receive relating to this Agreement.

14.5.3.2
The Party sued or against whom the claim is otherwise made shall take no steps in the dispute with the Third Party, nor shall it reach a compromise or settlement, without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

14.5.4
The indemnifying Party shall assist in and assume, when not contrary to the governing rules of procedure, the defense of any claim or suit and/or settlement thereof, shall take all other steps which it may reasonably be expected to take, given the circumstances, and the obligations incurred by it under this Article 14, to avoid, settle, or otherwise terminate the dispute, and shall pay all litigation and administrative costs and expenses incurred in connection with the defense of any such suit, including fees and expenses of legal counsel, shall satisfy any judgments rendered by a court of competent jurisdiction in such suits, and shall make all settlement payments.

14.5.5
In the event that ARIANESPACE, with respect to the Launch Services, and CUSTOMER, with respect to the Satellites, shall be the subject of the same court action or the same proceedings based on alleged infringements of patent rights or any other intellectual property rights of a Third Party pursuant to both Sub-paragraphs 14.5.1 and 14.5.2 hereof, ARIANESPACE and CUSTOMER shall jointly assume the defense and shall bear all damages, costs and expenses on a 50:50 basis during the court proceeding, subject to pro rata adjustment according to their respective liability as determined after the court proceeding. In the event of any problems in implementing the pro rata allocation of the amounts referred to in the immediately preceding sentence, the Parties shall undertake in good faith to resolve such problems.

14.5.6
Neither Party's execution or performance of this Agreement grants any rights to or under any of either Party's respective patents, proprietary information, and/or data, to the other Party or to any Third Party, unless such grant is expressly recited in a separate written document duly executed by or on behalf of the granting Party.

Commercial in Confidence

ARTICLE 15 -  INSURANCE

PART A - FOR LAUNCH(ES) FROM THE KOUROU LAUNCH SITE

15.1.1
ARIANESPACE shall, for all Launch Missions under this Agreement, take out an insurance policy at no cost to CUSTOMER, to protect itself and CUSTOMER against liability for property loss or damage and bodily injury (including death) that Third Parties may sustain and that is caused by

(i)	activities of CUSTOMER and ARIANESPACE, their contractors, sub contractors, agents and/or suppliers, related to the launch services contract, at the Launch Site, and

(ii)	the Launch Vehicle, and/or the Satellite(s), and/or their components or any part thereof.

Such insurance policy shall name as additional insured:

1)	The Government of France and, if relevant, the Government of Russia.

2)
The Centre National d'Etudes Spatiales "C.N.E.S.", ROSCOSMOS if relevant, and any launching state as such term is defined in the Convention on International Liability for Damage Caused by Space Objects of 1972.

3)	The auxiliaries of any kind, whom ARIANESPACE and/or the C.N.E.S and/or ROSCOSMOS if relevant, would call for in view of the preparation and the execution of the launching operations.

4)
The European Space Agency "E.S.A." but only in its capacity as owner of certain facility and/or outfits located at the Centre Spatial Guyanais in Kourou and made available to ARIANESPACE and/or to the C.N.E.S. and/or, if relevant, ROSCOSMOS, for the purpose of the preparation and the execution of the launches.

5)
The firms, who have participated in the design and/or in the execution or manufacturing and/or who have provided the components of the Satellite(s), Launch Vehicle, of its support equipment including propellants and other products either liquid or gaseous necessary for the functioning of the said Satellite(s) or Launch Vehicle or support equipment, their contractors, sub-contractors and suppliers.

6)	CUSTOMER on whose behalf ARIANESPACE executes or performs the Launch Services as well as its contractors, sub-contractors and suppliers.

7)
Provided they act within the scope of their duties, the officers and directors, legal representatives, managing director, employees, agents and interim staff employed by ARIANESPACE or by any of additional insured mentioned in the preceding sub-paragraphs from 1 to 6 (inclusive).

15.1.2	The insurance referred to in Paragraph 15.1 shall come into effect as follows:

(i)	for Paragraph 15.1.1 (i) above, as of the day CUSTOMER, its contractors, sub contractors, agents and/or suppliers arrive at the Launch Site until seven (7) days after the Launch, and

(ii)
for Paragraph 15.1.1 (ii) above, as of the day of the Launch concerned, and shall be maintained for a period of the lesser of TWELVE (12) months or so long as all or any part of the Launch Vehicle, and/or the Satellite(s), and/or their components remain in orbit.

Commercial in Confidence

15.1.3	The insurance policy shall be in the amount of:

(i)	Under Paragraph 15.1.1 (i) above, SIXTY MILLION NINE HUNDRED AND EIGHTY THOUSAND Euros (€ 60 980 000),

(ii)
Under Paragraph 15.1.1 (ii) above, SIXTY MILLION NINE HUNDRED AND EIGHTY THOUSAND Euros (€ 60 980 000). ARIANESPACE shall settle all liabilities, and shall indemnify and hold CUSTOMER harmless from property loss or damage and bodily injury (including death) arising from the Services when caused to Third Parties by the Launch Vehicle, and/or the Satellite(s), and/or their components or any part thereof including during the period provided for in Paragraph 15.1.2 (ii) above for any amount in excess of the insured limits of said insurance policy.

PART B - FOR LAUNCH(ES) FROM THE BAÏKONUR LAUNCH SITE

15.2.1
ARIANESPACE shall, for all Launch Missions under this Agreement, take out an insurance policy at no cost to CUSTOMER, to protect itself and CUSTOMER against liability for property loss or damage and bodily injury (including death) that Third Parties may sustain and that is caused by

(i)	activities of CUSTOMER and ARIANESPACE, their contractors, sub contractors, agents and/or suppliers, related to the launch services contract, at the Launch Site, and

(ii)	the Launch Vehicle, and/or the Satellite(s), and/or their components or any part thereof.

Such insurance policy shall name as additional insured:

1)	The Government of Russia and, if relevant, the Government of France,

2)	ROSCOSMOS and any launching state as such term is defined in the Convention on International Liability for Damage Caused by Space Objects of 1972.

3)	The auxiliaries of any kind, whom ARIANESPACE and/or ROSCOSMOS, would call for in view of the preparation and the execution of the launching operations.

4)
KBOM and Kosmotrans but only in their capacity as owner of certain facilities and/or outfits located at BAÏKONUR launch site and made available to ARIANESPACE and/or ROSCOSMOS, for the purpose of the preparation and the execution of the launches.

5)
The firms, who have participated in the design and/or in the execution or manufacturing and/or who have provided the components of the Satellite(s), Launch Vehicle, of its support equipment including propellants and other products either liquid or gaseous necessary for the functioning of the said Satellite(s) or Launch Vehicle or support equipment, their contractors, sub-contractors and suppliers.

6)	CUSTOMER on whose behalf ARIANESPACE executes or performs the Launch Services as well as its contractors, sub-contractors and suppliers.

7)
Provided they act within the scope of their duties, the officers and directors, legal representatives, managing director, employees, agents and interim staff employed by ARIANESPACE or by any of additional insured mentioned in the preceding sub-paragraphs from 1 to 6 (inclusive).

Commercial in Confidence

15.2.2	The insurance referred to in Paragraph 15.2.1 shall come into effect as follows:

(i)	for Paragraph 15.2.1 (i) above, as of the day CUSTOMER, its contractors, sub contractors, agents and/or suppliers begin the launch campaign and until its end,

(ii)
for Paragraph 15.2.1 (ii) above, as of Intentional Ignition and shall be maintained for a period of the lesser of TWELVE (12) months or so long as all or any part of the Launch Vehicle, and/or the Satellite(s), and/or their components remain in orbit.

15.2.3	The insurance policy shall be in the amount of:

(i)	Under Paragraph 15.2.1 (i) above, SIXTY MILLION United States Dollars (US $60,000,000.),

(ii)	Under Paragraph 15.2.1 (ii) above, ONE HUNDRED MILLION United States Dollars (US $100,000,000).

Commercial in Confidence

ARTICLE 16 - OWNERSHIP OF DOCUMENTS AND WRITTEN INFORMATION CONFIDENTIALITY/PUBLIC STATEMENTS

16.1	Title to all documents, data, and written information furnished to CUSTOMER by ARIANESPACE or its Associates during the performance of this Agreement shall remain exclusively with ARIANESPACE.

16.2
Title to all documents, data, and written information furnished to ARIANESPACE by CUSTOMER or its Associates during the performance of this Agreement shall remain exclusively with CUSTOMER or with said Associates as to their respective documents, data, and written information.

16.3
Each Party shall use the documents, data, and written information supplied to it by the other Party or the other Party's Associates solely for the performance of this Agreement and any activities directly related thereto.

16.4
To the extent necessary for the performance of this Agreement, each Party shall be entitled to divulge to its own Associates the documents, data, and written information received from the other Party or from the other Party's Associates in connection herewith, provided that such receiving person shall have first agreed to be bound by the nondisclosure and use restrictions of this Agreement.

16.5
Subject to the provisions of Paragraph 16.4, neither Party shall divulge any documents, data, or written information that it receives from the other Party or the other Party's Associates, but shall protect all such documents and written information that are marked with an appropriate and valid proprietary or confidentiality legend from unauthorized disclosure except as provided herein, in the same manner as the receiving Party protects its own confidential information; provided, however, that each Party shall have the right to use and duplicate such documents, data, and written information for any Party purpose subject to the nondisclosure requirements and use restrictions provided herein.

If the information disclosed by one Party to the other Party or by or to their respective Associates is deemed confidential by the disclosing Party or Associate and is verbal, not written, such verbal confidential information shall be identified prior to disclosure as confidential and, after acceptance by and disclosure to the receiving Party, shall be reduced to writing promptly, labeled confidential, but in no event later than TWENTY (20) days thereafter, and delivered to the receiving Party in accordance with this Paragraph.

16.6	The obligation of the Parties to maintain the confidentiality of documents, data, and written information shall not apply to documents, data, and written information that:

-	are not properly marked as confidential or proprietary;

-	are in the public domain;

-	shall come into public use, by publication or otherwise, and due to no fault of the receiving Party;

-	the receiving Party can demonstrate were legally in its possession at the time of receipt;

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-	are rightfully acquired by the receiving Party from Third Parties;

-	are commonly disclosed by ARIANESPACE or its Associates;

-	are inherently disclosed in any product or provision of any service marketed by ARIANESPACE or its Associates;

-	are independently developed by the receiving Party;

-	are approved for release by written authorization of the disclosing Party; or

-
are required, but only to the extent necessary, to be disclosed pursuant to governmental or judicial order, in which event the Party concerned shall notify the other Party of any such requirement and the information required to be disclosed prior to such disclosure.

16.7
The provisions of this Article 16 shall survive the completion of performance of Services under this Agreement and shall remain in full force and effect for a period of FIVE (5) years after the term of this Agreement. However, each Party shall be entitled to destroy documents, data, and written information received from the other Party, or to return such documents, data, or written information to the other Party, at any time after Launch.

16.8
This Agreement and each part hereof shall be considered to be confidential by both Parties. Except when disclosed to Associates, any disclosure of the same by one Party shall require the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

Each Party shall obtain the prior written approval of the other Party only through such Party's authorized representative concerning the content and timing of news releases, articles, brochures, advertisements, speeches, and other information releases concerning the work performed or to be performed hereunder by either Party and/or its Associates. Each Party agrees to give the other Party reasonable advance notice for review of any material submitted to the other Party for approval under this Paragraph.

16.9
Nothing contained herein shall be deemed to prohibit either Party from disclosing this Agreement, in whole or in part, or information relating thereto (i) as may be required by the rules and regulations of a government agency with jurisdiction over the disclosing Party or a stock exchange on which the disclosing Party’s shares are then listed, (ii) as may be required by a subpoena or other legal process (iii) in any action to enforce its rights under this Agreement, (iv) to its lenders under appropriate assurances of confidentiality for the benefit of the disclosing Party or (v) to its auditors, attorneys and other professional advisors in the ordinary course, provided that such auditors, attorney and advisors have contractual or professional obligations to maintain the confidentiality of the disclosed material. The disclosing Party shall use reasonable efforts to disclose only such information as it believes in good faith it is legally required to disclose pursuant to clauses (i) or (ii), above, and will seek, to the extent reasonably available under applicable rules, to obtain confidential treatment for any information either Party reasonably considers trade secrets and that is required to be disclosed. For the purpose of herein above items (i) through (v), the disclosing Party shall provide the other Party with a reasonable opportunity in advance of disclosure to request redactions or deletions of specific terms and provisions of the Agreement and shall accommodate those requests to the extent reasonably consistent with applicable confidential treatment rules.

Commercial in Confidence

ARTICLE 17 - PERMITS AND AUTHORIZATIONS - GROUND STATIONS

17.1
The obligations of ARIANESPACE are limited to the Services set forth in this Agreement. CUSTOMER shall be obligated to obtain all required permits, authorizations, or notices of non-opposition from all national or international, public or private authorities having jurisdiction over the Satellites and the Satellite Mission.

17.2
CUSTOMER shall also be obligated to obtain all required government permits and authorizations for delivery of the Satellites and all equipment, devices and software to be provided by CUSTOMER on the Launch Site in order to prepare the Satellite for launch, from its country of origin to the Launch Site, and, the use of the Satellite's ground stations. ARIANESPACE shall make its reasonable efforts to inform CUSTOMER of any specifically required government permits and authorizations and shall assist CUSTOMER in obtaining such documentation.

17.3
ARIANESPACE agrees to assist and support CUSTOMER and its Associates, at no expense, with any administrative matters related to the importation to the Launch Site of the Satellites and all equipment, devices and software to be provided by CUSTOMER on the Launch Site in order to prepare the Satellites for launch, and their storage and possible return, as well as to the entry, stay, and departure of CUSTOMER and its Associates.

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ARTICLE 18 - TERMINATION BY CUSTOMER

18.1
CUSTOMER shall have the right to terminate (“Termination for Convenience”) any particular Launch or Services, in whole or in part, under this Agreement at any time, for any reason whatsoever, prior to the Launch concerned. CUSTOMER's right is not subject to any condition, and shall cover termination situations for reasons of convenience as well as those of delay or impossibility of performance in which one of the Parties may find themselves. Notice of Termination for Convenience shall be given by registered letter or prepaid international courier service, with confirmation of receipt, and termination shall take effect THIRTY (30) days from receipt of such letter by ARIANESPACE.  In case of such termination, ARIANESPACE shall immediately stop Services as directed in the notice of termination and make its reasonable best efforts to mitigate costs.

18.2
In case of Termination for Convenience by CUSTOMER, ARIANESPACE shall be entitled for the Launch Services terminated to the following termination fees, which shall be the sole remedy available to ARIANESPACE for any and all impacts associated with such termination.

The Parties agree that the Termination Fees are liquidated damages which are intended to compensate ARIANESPACE for its damages, which are difficult or impossible to estimate, and that the Termination Fees are reasonable measures of ARIANESPACE’s damages.

18.2.1	Basic termination fees for the Firm Launches depending of the date of termination as follows:

Effective Date of Termination	Termination Fees Percentage of Launch Services Price for each Launch referred to in Sub-paragraph 8.1 (A) of Article 8 of this Agreement
On or before C-21 months	[*]%
From C-21 to C-18 months	[*]%
From C-18 to C-15 months	[*]%
From C-15 to C-10 months	[*]%
From C-10 to C-7 months	[*]%
After C-7 months (*)	[*]% ([*]%) (*)

Where:

For the Firm Launches, C means the first day of the provisional Launch Period for Firm Launch N° 1, 2, 3, and/or 4 as defined in Paragraphs 6.2.1 (A) (ii) and 6.2.1 (B) (ii), whichever is applicable, as may be adjusted by the aggregate duration of postponements requested by ARIANESPACE in accordance with Paragraph 11.3 to the actual Launch Period, Launch Slot or Launch Day as defined in accordance with Paragraphs 6.2, 6.3, 6.4 or 6.5.

(*) with respect to Firm Launch N° 4 only, the percentage of termination fees applicable after C-7 months shall be [*]%.

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18.2.2	Basic termination fees for the Optional Launch depending of the date of termination as follows:

Effective Date of Termination	Termination Fees Percentage of Launch Services Price for the Optional Launch referred to in Sub-paragraph 8.1 (B) and 8.2 of Article 8 of this Agreement
On or before C-21 months	[*]%
From C-21 to C-18 months	[*]%
From C-18 to C-15 months	[*]%
From C-15 to C-10 months	[*]%
From C-10 to C-7 months	[*]%
After C-7 months	[*]%

Where:

C means the first day of the provisional Launch Period as defined in Paragraph 6.2.2, as may be adjusted by the aggregate duration of postponements requested by ARIANESPACE in accordance with Paragraph 11.3 to the actual Launch Period, Launch Slot or Launch Day as defined in accordance with Paragraphs 6.2, 6.3, 6.4 or 6.5.

18.2.3
Plus (i) any other amount(s) due including, without limitation, late payment interest under the Agreement at the effective date of termination, and (ii) the price of those Associated Services provided, at CUSTOMER's cost, which have actually been performed as of the date of termination.

18.2.4
Termination fees are due by CUSTOMER to ARIANESPACE as of the effective date of termination and payable within THIRTY (30) days of receipt by CUSTOMER of the corresponding invoice from ARIANESPACE. Any sums paid by CUSTOMER (to the exclusion of interest for late payment) prior to the effective date of termination of the launch concerned shall be credited to the above termination fees amount. Any amount paid by CUSTOMER in excess of said termination fees shall be refunded by ARIANESPACE to CUSTOMER.

18.3
In the event that the aggregate of all postponements requested by ARIANESPACE under Sub-paragraph 11.3.1 of Article 11 of this Agreement should result in ARIANESPACE delaying any one CUSTOMER's Launch Services under this Agreement by more than TWELVE (12) months, CUSTOMER shall have the right, upon THIRTY (30) days prior written notice to ARIANESPACE to terminate (“Termination for Cause”) the Launch Services concerned.

In such a case, ARIANESPACE shall promptly refund to CUSTOMER all payments made by CUSTOMER for said Launch Services and such right of refund shall be the CUSTOMER’s sole and exclusive remedy on account of such termination. In such an event, CUSTOMER shall be liable only for the payment of Associated Services performed, at CUSTOMER's cost, prior to the date of termination.

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However, postponements resulting from (i) events of Force Majeure; and/or (ii) any replacement launch performed or to be performed by ARIANESPACE; and/or (iii) any damage caused by CUSTOMER and/or its Associates to the property of ARIANESPACE and/or the property of its Associates; and/or (iv) any bodily injury (including death) caused by CUSTOMER and/or its Associates to ARIANESPACE and/or its Associates shall not be taken into account for the computation of the above mentioned TWELVE (12) month period.

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ARTICLE 19 - TERMINATION BY ARIANESPACE

19.1
In the event that CUSTOMER fails to comply with its payment obligations pursuant to the payment schedule and other payment dates set forth in this Agreement for the Launch Services under this Agreement, and does not pay within SEVEN (7) days after the date of receipt of a written notice to that effect issued after expiry of the total SIXTY (60) days late payment period referred to in Paragraph 10.4 of Article 10, ARIANESPACE shall be entitled to terminate the Launch Services or the Launch Service Agreement by registered letter or prepaid international courier service, with confirmation of receipt.

19.2
In the event of termination by ARIANESPACE pursuant to the provisions of this Article 19, the Termination Fees set forth in Paragraph 18.2 of Article 18 of this Agreement shall apply.  Any sums paid by CUSTOMER (to the exclusion of interest for late payment) prior to the effective date of termination of the launch concerned shall be credited to the above referred termination fees amount. Any amount paid by CUSTOMER in excess of said termination fees shall be refunded by ARIANESPACE to CUSTOMER.

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ARTICLE 20 - APPLICABLE LAW

This Agreement shall govern the relationship between the Parties as to the subject of this Agreement. To the extent the Parties have failed to address any question arising hereunder, or in the event of the need for any interpretation of any term of this Agreement, the laws of France shall be applied, unless the resulting interpretation is contrary to the explicit terms or the underlying common intentions of the Parties.

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ARTICLE 21 - ARBITRATION

In the event of any dispute arising out of or relating to this Agreement, the Parties shall use their best efforts to reach an amicable settlement within THIRTY (30) days of one Party notifying the other of a dispute. If an amicable settlement cannot be achieved, the dispute shall be referred to the Chief Executive Officer of ARIANESPACE and of CUSTOMER, who will use their best efforts to reach a settlement within THIRTY (30) days. Should an amicable settlement fail to be resolved within SIXTY (60) days of one Party notifying the other of a dispute, the dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce ("I.C.C.") in Geneva by ONE (1) arbitrator appointed in accordance with the then existing rules of the I.C.C.. The arbitration shall be conducted in the English language. The award of the arbitrator shall be final, conclusive and binding, and the execution thereof may be entered in any court having jurisdiction.

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ARTICLE 22 - COMPLIANCE WITH U.S. LAWS AND DIRECTIVES

22.1	General

Each Party shall, at its expense, perform its obligations hereunder in accordance with all applicable laws, regulations, and policies of the United States and the conditions of all applicable United States Government approvals, permits, or licenses.

22.2	Compliance with U.S. Export Control Laws

ARIANESPACE shall, at its expense, perform the Services in accordance with all applicable export control laws, regulations, and policies of the United States and the conditions of all applicable United States Government approvals, permits, and licenses.

Any obligation of ARIANESPACE hereunder to perform the Services, including deliverable data, other technical information, technical/defense services, or any access to ARIANESPACE or its subcontractor facilities shall be subject to applicable U.S. Government export control and security laws, regulations, policies and license conditions.  The Parties shall work cooperatively and in good faith to implement this Agreement in compliance with such laws, regulations, policies and license conditions, including without limitation, U.S. Government-approved export agreement(s). ARIANESPACE shall promptly notify CUSTOMER of any occurrence or change in circumstances of which it becomes aware that is relevant to or affects such export licenses, agreements and approvals.

In particular Technical Assistance Agreement (DTC Case TA [*], and all subsequent amendments), as approved by the U.S. Department of State shall have over-riding authority in the implementation of this Agreement.

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ARTICLE 23 - MISCELLANEOUS

23.1	Working language

All communications between the Parties and between CUSTOMER and its Associates on the Launch Site, and between ARIANESPACE and its Associates on the Launch Site with CUSTOMER's personnel and that of its Associates, shall be made in English.

ALL COMMUNICATIONS BETWEEN THE ARIANESPACE AND THE CUSTOMER SHALL BE IN ENGLISH. This includes all contractual exchanges, program documentation released to the Customer, technical interchange meetings, contractual program reviews, meeting minutes, action items and responses, etc. As required, Arianespace shall provide English translation services.

All written communications to the Customer which involve the Russian partner(s) shall be written in English.  Notwithstanding, the final released versions of the Mission Analysis Reports will be in dual English and Russian format.

For all meetings with the Customer which involve the participation of the Russian partner(s), Arianespace shall provide English translation services.

English shall be the working language from the effective date of contract through completion of the final launch service.

23.2	Notices

Unless expressly provided otherwise under this Agreement, all communications and notices to be given by one Party to the other in connection with this Agreement shall be in writing and in the language of this Agreement and shall be sent by registered mail or electronic mail or by pre-paid international courier service, with confirmation of receipt, to the following addresses (or to such address as a Party may designate by written notice to the other Party):

ARIANESPACE	CUSTOMER

Boulevard de l’Europe – BP 177 91006 EVRY- COURCOURONNES Cedex - FRANCE Attention: [*] Telephone: [*] E-mail: [*]	Globalstar, Inc. 461 South Milpitas Blvd. Milpitas, CA 95035 U.S.A. Attention: [*] Telephone: [*] E-mail: [*]

23.3	Waiver

Waiver on the part of either ARIANESPACE or CUSTOMER of any term, provision, or condition of this Agreement shall only be valid if made in writing and accepted by the other Party. Said acceptance shall not obligate the Party in question to waive its rights in connection with any other previous or subsequent breaches of this Agreement.

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23.4	Headings

The headings and sub-headings used in this Agreement are provided solely for convenience of reference, and shall not prevail over the content of the Articles of this Agreement.

23.5	Assignment

Neither Party shall be entitled to assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Party.  Such consent may not be unreasonably withheld or withdrawn.

Notwithstanding the foregoing, either Party shall have the right to assign, in whole and not in part, its rights, title and interest on and to this Agreement to a wholly-owned subsidiary, or to a qualified successor in case of merger, consolidation or reorganization or transfer of all of its assets without the other Party’s prior consent,(i) provided such successor shall not be a competitor to or comprise among its significant shareholders a competitor to the other Party (ii) and provided that (a) it can be demonstrated to the reasonable satisfaction of the other party that such assignee has the financial capacity and willingness to meet all contractual obligations to the other Party and (b) the assignee has expressly assumed all the obligations of said Party and all terms and conditions applicable to said Party under this Agreement.

Notwithstanding the above, CUSTOMER shall not be permitted, without Arianespace’s consent, to assign its rights, title, interests or obligations under this Agreement with respect to Optional Launches to any other entity than whom the entire Agreement is assigned.

23.6	Entire Agreement and Modifications

This Agreement constitutes the entire understanding between the Parties, and supersedes all prior and contemporaneous discussions between the Parties with respect to the subject matter of this Agreement. Neither Party shall be bound by the conditions, warranties, definitions, statements, or documents previous to the execution of this Agreement, unless this Agreement makes express reference thereto. Any actions subsequent to the execution of this Agreement undertaken pursuant to an agreement shall be in writing and signed by duly authorized representatives of each of the Parties, which agreement shall expressly state that it is an amendment to this Agreement.

23.7	Registration of CUSTOMER's Satellites

CUSTOMER shall be responsible to ensure that the Satellites are properly registered by a state of registry in accordance with the Convention on Registration of Objects Launched into Outer Space of 1974.

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ARTICLE 24 - EFFECTIVE DATE

This Amended and Restated Launch Services Agreement shall enter into force upon signature by the TWO (2) Parties with retroactive effect on September 5th, 2007.  This Amended and Restated Launch Services Agreement includes all amendments through 24 June 2009.

Executed in TWO (2) originals on 09 March 2010.

ARIANESPACE		GLOBALSTAR, INC.
Name: Jean-Yves LE GALL		Name: Anthony J. NAVARRA
Title: Chairman and Chief Executive Officer		Title: President

Signature	/s/ Jean-Yves LE GALL	Signature	/s/ Anthony J. NAVARRA

Commercial in Confidence

ANNEX

Commercial in Confidence